Exhibit 4.8
Sales Contract of Shanghai Z.F.X. Steel Co., LTd.

Supplier: Shanghai Z.F.X. Steel Co., Ltd.

Contract No.:
Purchaser: Ossen Innovation Materials Co., Ltd.
Place of Execution:
Time of Execution:

I.	name, specification, steel No., unit price (tax inclusive) and purchase quantity of product
Name	Specification (mm)	Steel No.	unit price (RMB/ton)	purchase quantity (ton)

II.	Method of delivery
1.	Time and quantity of delivery: [__________]
2.	Method of delivery
(1) The purchaser takes the delivery: the purchaser must take delivery at _______within _____days after receiving the notice of the supplier for delivery;
(2) Agent transportation: to be transported by vessel to Mahe Ferry

III.	Reasonable loss and method of calculation
1.	the method of calculation is to be agreed upon by the parties: reasonable difference of +0.3%
2.	the deviation from the agreed quantity is +3% as agreed by the parties through negotiations.

IV.	Method and standards of inspection and period of raising disagreements
1.	The supplier provides the letter of guarantee. The quality standard is subject to the agreement standards.
2.
Where the purchaser disagrees with the quality, the purchaser must raise the same with the supplier in writing within 30 days after the date of receiving the goods. In case of any delay, the quality is deemed to be consistent with the agreement.

V.	Method and period of settlement:[______]

VI.	Change and rescission of contract
1.
Where the purchaser requires to change the method of taking delivery, product type, type of steel, specifications or quantity of taking delivery, the purchaser must notify the supplier in writing 30 days in advance. The supplier must confirm the same in writing within three days upon its receipt of the notice. In case of failure of such confirmation, the parties must continue to perform the contract.

2.
Where either party requires to rescind the contract, the parties must negotiate with each other to reach the mutual agreement. This contract must not be terminated until all the contract documents have been terminated.

VII. Method of disputes settlement
Disputes arising in the course of the performance of the contract must be settled by the parties through negotiations. Where no agreement may be reached through negotiations, either party may pursue a legal action with the local court where the supplier is located.

VIII. Miscellaneous

Supplier: Shanghai Z.F.X. Steel Co., LTd (Seal)
Address: No.2150, North Zhongshan Road
Legal representative: Xufeng Zhou
Representative of supplier:

Tel.: 6888800
Fax: 021-68888666
Zip code: 200120
Opening bank:
Account No.:

Purchaser: Ossen Innovation Materials Co., Ltd. (Seal)
Address:
Legal representative:
Representative of supplier:

Tel.:
Fax:
Zip code:
Opening bank:
Account No.: